Exhibit 3.1.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PKS INFORMATION SERVICES, INC.

ARTICLE FIRST

NAME

The name of the Corporation (which is hereinafter referred to as the “Corporation”) is: PKS INFORMATION SERVICES, INC.

ARTICLE SECOND

REGISTERED OFFICE AND REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE THIRD

PURPOSES

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOURTH

CAPITAL STOCK

The total number of shares of all classes of stock which the Corporation shall have authority to issue is eighty thousand (80,000) shares; of which five thousand (5,000) shares shall be Cumulative Preferred Stock, with a par value of One Thousand Dollars ($1,000.00) per share (hereinafter referred to as the “Cumulative Preferred Stock”); and of which seventy-five thousand (75,000) shares shall be Common Stock, with a par value of One Dollar ($1.00) per share (hereinafter referred to as the “Common Stock”). A description of the different classes of stock and a statement of the designations, powers, preferences, rights, qualifications, limitations, and restrictions of each of said classes of stock are as follows:

I.

CUMULATIVE PREFERRED STOCK

(A) Dividends. The holders of the Cumulative Preferred Stock shall be entitled to receive out of any assets of the Corporation available for dividends pursuant to the laws of the State of Delaware, preferential dividends per annum on the par value thereof at the annual rate of six percent (6%). such dividends shall be payable on the last day of each fiscal year of the Corporation to holders of record as of the third Thursday of December of each year when and as declared by the Board of Directors and before any dividends shall be declared or paid upon or set apart for any other class of stock. Such dividends upon the Cumulative Preferred Stock shall be cumulative from the date of issue thereof, so that if dividends for any past dividend period shall not have been paid thereon, or declared and a sum sufficient for payment thereof set apart, then the deficiency shall be fully paid or set apart, but without interest, before any dividend shall be paid upon or set apart for any other class of stock. Whenever the full dividends upon the Cumulative Preferred Stock for all past dividend periods shall have been paid and the full dividend thereon for the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart, dividends upon the other classes of stock may be declared by the Board of Directors out of the remainder of the assets available therefor.

(B) Liquidation. Except as otherwise provided in paragraph (D)(3)(f) of ARTICLE SEVENTH, in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of the Cumulative Preferred Stock shall be entitled, before any assets of the Corporation shall be distributed among or paid over to the holders of any other class of stock, to be paid One Thousand Dollars ($1,000.00) per share, together with a sum of money equivalent to the dividends at the annual rate per annum on the par value thereof from the date or dates on which the dividends on such Cumulative Preferred Stock became cumulative to the date of payment thereof, less the amount of dividends theretofore paid thereon. If, upon such liquidation, dissolution, or winding up, the assets of the Corporation distributable as aforesaid among the holders of the Cumulative Preferred Stock shall be insufficient to permit the payment to them of said amount, then the entire assets shall be distributed ratably among the holders of the Cumulative Preferred Stock.

(C) Redemption. The Corporation may, when and as determined by the Board of Directors, redeem at any time all or any portion of the Cumulative Preferred Stock by making payment to the then holder or holders thereof the sum of One Thousand Dollars ($1,000.00) per share, together with a sum equal to the amount of the accumulated but unpaid dividends thereon at the date of such redemption.

II.

COMMON STOCK

(A) Dividends. After the dividend has been declared and set aside for payment or paid on the Cumulative Preferred Stock, the holders of the Common Stock shall be entitled to receive out of surplus and net profits of the Corporation, when and as declared by the Board of Directors, dividends per share in an amount which the Board of Directors may from time to time fix and determine.

(B) Liquidation. Except as otherwise provided in paragraph (D)(3)(f) of ARTICLE SEVENTH, upon the liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, after the holders of the Cumulative Preferred Stock have received the full amount to which they are entitled, to the balance of the assets of the Corporation distributed among or paid over ratably and without preference to the holders of the Common Stock.

III.

VOTING RIGHTS

CHANGES IN CAPITAL STRUCTURE

(A) Voting Rights. The holders of the Cumulative Preferred Stock and the holders of the Common Stock shall possess voting power for the election of directors and for other purposes; the holders of record of each such share of the Cumulative Preferred Stock or the Common Stock being entitled to one vote for each such share.

(B) Changes in Capital Structure. The Corporation reserves the right to create new classes of stock, to eliminate classes of stock, to increase or decrease the amount of authorized stock of any class or classes, and to otherwise change the rights, preferences, and limitations of any class or classes of stock by (i) the affirmative vote of the then holders of a majority of the total stock of the Corporation issued and outstanding having voting power at all times, given at a stockholders’ meeting duly called for that purpose, or when authorized by the written consent of the then holders of a majority of the total stock of the Corporation issued and outstanding having voting power at all times; provided, that if any such amendment adversely affects any class or classes of stock, each class so affected by the amendment shall be entitled to vote as a class upon such amendment; and (ii) by an affirmative vote of a majority of the Board of Directors given at a meeting of the Board of Directors duly called for that purpose, or when authorized by the written consent of a majority of the Board of Directors.

ARTICLE FIFTH

DURATION

The Corporation is to have perpetual existence.

ARTICLE SIXTH

DIRECTORS AND OFFICERS

(A) Number, Quorum, Required Votes. The number of directors of the Corporation which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the by-laws. A majority of the whole Board of Directors shall constitute a quorum for the transaction of business. Unless this Certificate of Incorporation shall specifically require a vote of a greater number, the affirmative vote of a majority of the whole Board of Directors shall be required to constitute the act of the Board of Directors.

(B) Officers. The Corporation shall have such officers as the by-laws may provide; except, that the Corporation shall have an officer or officers who shall be empowered to sign instruments and stock certificates of the corporation and shall have an officer who shall have the duty to record the proceedings of stockholders’ meetings and meetings of the Board of Directors. Officers shall be chosen in such manner and shall hold their offices for such terms as the by-laws may prescribe or as shall be determined by the Board of Directors.

ARTICLE SEVENTH

POWERS OF THE CORPORATION AND OF THE

DIRECTORS AND STOCKHOLDERS

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and in further creation, definition, limitation, and regulation of the powers of the Corporation, its directors, and stockholders:

(A) Indemnification. The Corporation shall indemnify each person who is or was a director, officer, or employee of the Corporation (including the heirs, executors, administrators, or estate of such person) to the fullest extent permitted under subsections 145(a), (b), and (c) of the Delaware General Corporation Law or any successor statute. The indemnification provided by this paragraph (A) of ARTICLE SEVENTH shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders, or otherwise, as to action in his official capacity and shall continue as to a person who has ceased to be a director, officer, or employee and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(B) Powers of Board. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

(1) By-Laws. To make, alter, and repeal the by-laws of the Corporation;

(2) Convertible Obligations. To create and issue obligations of the Corporation that shall confer upon the holders or owners thereof the right to convert the same into shares of the Common Stock of the Corporation and to fix the rate at which such obligations may be so converted and the period or periods of time during which any such right of conversion shall exist. Any shares of Common Stock issued upon the conversion of any such obligations shall be conclusively deemed to be fully paid Common Stock and not liable to any further call or assessment; and the holders thereof shall not be liable for any further payment in respect thereof; and

(3) Offers of Stock to Employees. To offer Common Stock to employees of the Corporation.

The Corporation may in its by-laws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred by statute.

(C) Limitations On Powers of Board. The Board of Directors is authorized to change the Common Stock purchase price (as determined in accordance with paragraph (D)(4)(a) of this ARTICLE SEVENTH) at which Common Stock is purchased from or sold to the employees of the Corporation, only when and as authorized by the affirmative vote of the then holders of a majority of the total stock of the Corporation issued and outstanding having voting power at all times, given at a stockholders’ meeting duly called for that purpose, or when authorized by the written consent of the then holders of a majority of the total stock of the Corporation issued and outstanding having voting power at all times.

(D) Employee Stock Ownership and Transfer Restrictions. The following restrictions on the ownership and transfer of shares of Common Stock held by employees of the Corporation are hereby imposed:

(1) Ownership Restrictions. All shares of Common Stock now or in the future owned by employees of the Corporation shall be subject to a repurchase agreement, the terms of which shall be determined by the Board of Directors.

(2) Voluntary Sales to the Corporation. An employee of the Corporation may, at any time, sell all or part of such employee’s shares of Common Stock to the Corporation by delivering to the Corporation the certificates representing the shares of Common Stock to be sold with a written notice stating such employee’s desire to sell such stock. The Corporation shall purchase any such stock so offered and shall have the option to purchase all or part of the employee’s remaining shares of Common Stock. The purchase price for the shares of Common Stock of an employee covered by this paragraph (D)(2) of ARTICLE SEVENTH shall be determined in accordance with paragraph (D)(4)(a) of this ARTICLE SEVENTH. Payment for such stock shall be made within thirty (30) days after the date the Corporation receives such employee’s written notice to sell such stock.

(3) Transfer Restrictions On Employee-Owned Common Stock.

(a) Restriction on Transfer of Shares. All shares of Common Stock now or in the future owned by employees of the Corporation shall not, directly or indirectly, be sold, transferred, given, assigned, pledged, hypothecated, or otherwise disposed of, except (i) in a sale to the Corporation, (ii) with the prior written consent of the then holders of a majority of the total stock of the Corporation issued and outstanding having voting power at all times, or (iii) as otherwise provided in paragraph (D)(3)(d) of this ARTICLE SEVENTH.

(b) Termination of Employment. (i) In the event that (1) an employee of the Corporation voluntarily terminates his employment with the Corporation, or (2) the employment of an employee of the Corporation is terminated by the Corporation for cause (as hereinafter defined), then such employee shall sell and deliver the Common Stock held by such employee at the time of such termination to the Corporation within ten (10) days after the date of a written notice from the Corporation to sell and deliver such stock. The Corporation shall give such notice to sell and deliver such stock within the period commencing on the day of such termination and ending on the thirtieth (30th) day after such termination. The term “cause” shall mean (w) confession or conviction of theft, fraud, embezzlement, or any other crime involving dishonesty with respect to the Corporation, (x) excessive absenteeism (other than by reason of physical injury, disease, or mental illness) without reasonable cause, (y) habitual negligence in the performance of duties for the Corporation, or (z) failure to abide by the lawful directives of the President of the Corporation or his representative. The purchase price for the shares of Common Stock of an employee covered by this paragraph (D)(3)(b)(i) of ARTICLE SEVENTH shall be determined in accordance with paragraph (D)(4)(a) of this ARTICLE SEVENTH. Payment for such stock shall be made within thirty (30) days after the date of such notice.

(ii) In the event that the employment of an employee of the Corporation is terminated by the Corporation for any reason other than as provided in paragraph (D)(3)(b)(i) of this ARTICLE SEVENTH, and other than the death or total disability of such employee, then such employee shall sell and deliver the Common Stock held by such employee at the time of such termination to the Corporation within ten (10) days after the date of a written notice from the Corporation to sell and deliver such stock. The Corporation shall give such notice to sell and deliver such stock within the period commencing on the day of such termination and ending on the thirtieth (30th) day after such termination. The purchase price for the shares of Common Stock of an employee covered by this paragraph (D)(3)(b)(ii) of ARTICLE SEVENTH shall be determined in accordance with paragraph (D)(4)(a) of this ARTICLE SEVENTH. Payment for such stock shall be made within thirty (30) days after the date of such notice.

(c) Death or Disability of an Employee. (i) Upon the death of any employee of the Corporation, such employee’s estate, successor, or personal representative shall sell and deliver the Common Stock owned by such employee at the time of such employee’s death to the Corporation within ten (10) days after the date of a written notice from the Corporation to sell and deliver such stock. The Corporation shall give the notice to sell and deliver such stock within the period commencing on the date of death of such employee and ending on the thirtieth (30th) day after such date of death. The purchase price for the shares of Common Stock of an employee covered by this paragraph (D)(3)(c)(i) of ARTICLE SEVENTH shall be determined in accordance with paragraph (D)(4)(a) of this ARTICLE SEVENTH. Payment for such stock shall be made within thirty (30) days after the date of such notice. In the event of the death of an employee holding Common Stock on the day of such employee’s death, such employee’s estate, successor, or personal representative shall have the option to defer the purchase by the Corporation of such stock to a date or dates later than that provided for in this paragraph (3)(c)(i), but not later than the January 10th next succeeding the fiscal year end during which such employee’s death occurred.

(ii) In the event of the total disability of an employee of the Corporation for a period of six (6) consecutive months, the Corporation shall purchase from such employee, and such employee shall sell to the Corporation, all of the shares of Common Stock owned by such employee at the time of the determination of such total disability. For purposes of this paragraph, “total disability” shall mean the continuous total disability to substantially perform on a full-time basis the principal duties which the employee regularly performed for the Corporation during the six (6) months immediately prior to the commencement of such total disability. The determination of whether an employee is totally disabled shall be made solely by the Board of

Directors. The Corporation shall give a notice to sell and deliver such shares of Common Stock within the period commencing on the date of determination of such total disability and ending on the thirtieth (30th) day after such date of determination. The purchase price for the shares of Common Stock covered by this paragraph (D)(3)(c)(ii) of ARTICLE SEVENTH shall be determined in accordance with paragraph (D)(4)(a) of this ARTICLE SEVENTH. Payment for such stock shall be made within thirty (30) days after the date of such notice.

(d) Pledges. Notwithstanding anything contained in paragraph (D)(3) of this ARTICLE SEVENTH to the contrary, an employee of the Corporation may pledge his Common Stock for loans in connection with the ownership of such Common Stock.

(e) Failures to Meet Time Limits. No failure by the Corporation, a stockholder, or the estate, successor, or personal representative of a stockholder to take any action within any time period prescribed by paragraph (D)(3) of this ARTICLE SEVENTH shall render the Common Stock transferable other than in conformance with the provisions of paragraph (D)(3) of this ARTICLE SEVENTH or preclude the Corporation from exercising its right to purchase any such stock.

(f) Change of Business; Liquidation. If at any time during the period commencing with the filing of this Certificate of Incorporation and continuing through and including December 31, 1995, the nature of the business of the Corporation materially changes (as determined by the Board of Directors) from the type of business being conducted by the Corporation on the date hereof (which materially change includes without limitation the cessation of offering non-affiliated third party computer outsourcing, or the liquidation, dissolution, or winding up of the affairs of the Corporation), then the Corporation shall purchase from the employees of the Corporation then holding shares of Common Stock, and such employees shall sell and deliver to the Corporation, all such shares of Common Stock then held by such employees of the Corporation within ten (10) days after the date of a written notice from the Corporation to sell and deliver such shares. The Corporation shall give such notice to sell and deliver such shares of Common Stock within thirty (30) days after the effective date of such material change. The purchase price for the shares of Common Stock of an employee covered by this paragraph (D)(3)(f) of ARTICLE SEVENTH shall be determined in accordance with paragraph (D)(4)(a) of this ARTICLE SEVENTH. Payment for such shares of Common Stock shall be made within thirty (30) days after the date of such notice. On January 1, 1996, all of the provisions of this paragraph (D)(3)(f) of ARTICLE SEVENTH automatically shall terminate and be of no further force and effect.

(4) Common Stock Purchase Price.

(a) Purchase Price Determination. Notwithstanding any other provision to the contrary, if the event giving rise to the purchase and sale of the shares of Common Stock pursuant to paragraphs (D)(2), (D)(3)(b)(i), (D)(3)(b)(ii), (D)(3)(c)(i), or (D)(3)(c)(ii) occurs on or prior to December 31, 1992, then the purchase price for such shares of Common Stock shall be Seventy Dollars ($70.00) per share.

If the event giving rise to the purchase and sale of the shares of Common Stock pursuant to paragraphs (D)(2) or (D)(3)(b)(i) of this ARTICLE SEVENTH occurs on or after January 1, 1993, then the purchase price for such shares of Common Stock shall be equal to the Formula Purchase Price (as determined in accordance with subparagraph (b) below) (the “Formula Purchase Price”).

The purchase price for the shares of Common Stock purchased and sold pursuant to paragraphs (D)(3)(b)(ii), (D)(3)(c)(i), and (D)(3)(c)(ii) of this ARTICLE SEVENTH shall be determined as follows: (i) if the event giving rise to the purchase and sale of such shares of Common Stock occurs during the period commencing on or after January 1, 1993, and continuing through and including December 31, 1995, then the purchase price shall be equal to the greater of (x) the original purchase price paid by the employee for such shares of Common Stock, or (y) the Formula Purchase Price; or (2) if the event giving rise to the purchase and sale of such shares of Common Stock occurs on or after January 1, 1996, then the purchase price shall be equal to the Formula Purchase Price.

The purchase price for the shares of Common Stock purchased and sold pursuant to paragraph (D)(3)(f) of this ARTICLE SEVENTH shall be equal to the greater of (x) the original purchase price paid by the employee for such shares of Common Stock, or (y) the Formula Purchase Price.

(b) Formula Purchase Price. The “Formula Purchase Price” shall be equal to the total stockholders’ equity as shown on the balance sheet contained in the audited financial statement of the Corporation and prepared in conformity with generally accepted accounting principles applied on a consistent basis for the Corporation as of the fiscal year end immediately preceding the purchase or sale of Common Stock, adjusted as follows:

(i) decreased by the total stockholders’ equity attributable to the issued and outstanding Cumulative Preferred Stock as reflected on such balance sheet, and further decreased by any accrued and undeclared dividends thereon; and

(ii) increased by the face amount of the outstanding Convertible Debentures issued by the Corporation subsequent to December 31, 1991.

(c) Computation of Per Share Price. In order to compute the per share price of the Common Stock, such purchase price for the Common Stock shall be divided by the sum of (i) the total issued and outstanding shares of Common Stock, and (ii) the total number of shares of Common Stock reserved for the conversion of outstanding Convertible Debentures issued by the Corporation subsequent to December 31, 1991. The per share price of the Common Stock as so computed shall then be reduced by any dividends attributable to such Common Stock, declared during the fiscal year in which the purchase or sale occurred, which the employee received or was entitled to receive.

(d) Certification of Financial Statements. For purposes of paragraph (D)(4) of this ARTICLE SEVENTH, the financial statement of the Corporation shall be audited and certified by an independent firm of certified public accountants selected and engaged by the Board of Directors.

(E) Payments Where Stock Price Not Yet Computed. If the price at which the Corporation is to purchase Common Stock pursuant to any provision in this Certificate of Incorporation has not been computed within the time period prescribed for payment for such stock because the preparation of the audited financial statement of the Corporation has not yet been completed, then the Corporation shall, within the time period prescribed for payment for such stock, make an initial payment in an amount equal to the price that would have been paid for such stock if it had been purchased by the Corporation during the next preceding fiscal year reduced by any anticipated losses of the Corporation in the current year as determined by the Board of Directors of the Corporation. The balance shall be paid within ten (10) days after the date on which the price at which the Corporation is to purchase such stock has been computed. If the finally determined price at which the corporation is to purchase such stock is less than the amount paid by the Corporation in the initial payment provided for in this paragraph (E), then the Corporation shall be entitled to recover the difference between the two amounts. Such difference shall be paid by the person or entity to whom the Corporation made the initial payment within ten (10) days of the date of a written notice from the Corporation to pay such amount.

(F) Ratification By Stockholders. Any contract, transaction, or act of the Corporation or of the directors, which shall be ratified by a majority of a quorum of the stockholders then entitled to vote an any annual meeting or at any special meeting called for such purpose, shall, so far as permitted by law and by this Certificate of Incorporation, be as valid and as binding as though ratified by every stockholder entitled to vote at such meeting.

(G) Meetings, Officers, and Books Outside State of Delaware. The stockholders and the Board of Directors may hold their meetings and the Corporation may have one or more offices outside of the State of Delaware, and subject to the provisions of the laws of said state, may keep the books of the Corporation outside of said state and at such places as may be from time to time designated by the Board of Directors.

(H) Removal of Directors. At any meeting of the stockholders called for the purpose, any one or more of the directors may, by a majority vote of the then stockholders having full voting powers, be removed from office, with or without cause, and another director or other directors be elected by such majority vote of said stockholders in the place or places of the person or persons so removed, to serve for the remainder of his or their term or terms, as the case may be.

(I) By-Law Provisions for Conduct of Business. The Corporation may in its by-laws make any other provisions or requirements for the conduct of the business of the Corporation, provided the same are not inconsistent with the provisions of this Certificate of Incorporation, or contrary to the laws of the State of Delaware.

(J) Requirements of Votes Greater Than Required By Law. Whenever this Certificate of Incorporation contains provisions requiring for any corporate action the vote of a larger portion of the stock or a larger portion of the directors than is required by the General Corporation Law of the State of Delaware, the provisions of this Certificate of Incorporation shall govern and control.

(K) Amendments of Certificate. Subject to any limitations herein contained, the Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, or in any amendment thereto by an affirmative vote of the then holders of a majority of the total stock of the Corporation issued and outstanding having voting power at all times in the manner now or hereafter prescribed by law, and all rights conferred upon stockholders in this Certificate of Incorporation or any amendment thereto, are granted subject to this reservation.

ARTICLE EIGHTH

LIMITATION OF LIABILITY

A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this ARTICLE EIGHTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been duly executed by Raul Pupo, President of the Corporation, and attested by Allen R. Kearns, Secretary of the Corporation, as of the 8th day of April 1992.

PKS Information Services, Inc.

By:	/s/ Raul Pupo
Raul Pupo
President

ATTEST:

By:	/s/ Allen R. Kearns
Allen R. Kearns
Secretary

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